Exhibit 99.1

SB Financial Group
Q3 2019 Earnings Conference Call and Webcast
October 29, 2019 at 9:30 a.m. Eastern

CORPORATE PARTICIPANTS

Mark Klein - President and Chief Executive Officer

Anthony Cosentino - Chief Financial Officer

Jonathan Gathman - Senior Lending Officer

Carol Robbins - Senior Vice President and Controller

PRESENTATION

Operator

Good morning and welcome to the SB Financial Third Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please note this event is being recorded.

I would now like to turn the conference over to Carol Robbins. Please go ahead.

Carol Robbins

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at www.yoursbfinancial.com, under Investor Relations.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mark Klein.

Mark Klein

Thank you, Carol, and good morning, everyone. Welcome to our Third Quarter 2019 Conference Call and Webcast. Our comments today are supplemented by our earnings release we filed last evening.

To recap, highlights for the quarter include net income of $3.8 million, up $700,000, or a 21 percent increase, over the prior-year quarter. And, for the full year, excluding the $1.4 million OMSR impairment taken the first half of 2019, the adjusted net income was $9.7 million, up a million, or 12 percent, over the prior year.

Consider our results from the year-ago quarter. We grew diluted earnings per share to $0.48 , for an all-time record for core earnings for our company, representing a 23 percent improvement; expanded total assets $63 million to $1.04 billion; achieved a return on average assets of 144, up 14 basis points; produced mortgage origination volume of a robust $158 million and set a new record for quarterly production; delivered new loan balances of $8.9 million, growing our balances to now $823 million; increased deposits $8.6 million to $848 million; and continued to maintain our strong asset quality metrics.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

As we’ve discussed in prior quarters, five key initiatives that continue to drive our quest for high performance are: the diversity and growth of revenue; more scale to organic growth and potentially M&A; more products and services for and among our existing client base; excellence in our operations and intimacy with our client communications; and, lastly, the foundation of a well-built company — strong asset quality.

Let’s discuss revenue diversity briefly. Net interest income for the balance sheet of $9.1 million provided the bulk of our revenue of $14.4 million, or 63 percent. Our fee-based residential mortgage engine was clearly fully engaged this quarter as we achieved record originations, with $158 million in volume, from nearly 700 clients.

The dollar volume was up 66 percent from the prior-year quarter of $95 million, and over 60 percent from the linked quarter of $98 million. We have now originated $308 million this year, and we’re confident that we will achieve our first $400-million-dollar year in total production in 2019.

Non-interest income to total revenue was 37.2 percent for the third quarter and 31.5 percent for the full year. The exclusion of the servicing rights impairment from the first half of 2019 would increase our year-to-date-fee-to-revenue percentage to 33.9 percent. Our non-interest income of $5.4 million is up $1.2 million, or 27.7 percent from the prior year, due to mortgage volume, higher SBA gains, and revenue from our title agency.

Our Indianapolis mortgage team contributed to our success in the quarter, as they now have three originators engaged in that very affluent market. Columbus continues to lead our company in the residential arena, as they alone eclipsed nearly $100 million in total volume for the quarter.

Our title agency realized the good fortune of a very dynamic mortgage market and the growing Columbus, Ohio, region. For the quarter, Peak Title had revenue of over $400,000 and we’ve begun to successfully integrate their services with and into our commercial business line and throughout our entire geographic footprint. The leadership team with Peak Title is quickly becoming a key part of our company, and we anticipate continued record volumes in the coming months.

Our SBA production for the quarter came in at $1.8 million; however, as we indicated last month, we had some credits on draw schedules that allowed total SBA sales to come to the $2.8 million mark for the quarter. Those higher sales generated gains of $328,000, which is up over 200 percent from the prior-year quarter. Our residential portfolio — or residual portfolio, the unguaranteed part, now stands at $12.3 million with a nicely weighted yield of 7.5 percent.

Wealth management assets under our care of $484 million represented an increase over the prior-year quarter of $72.1 million, or 17.5 percent. Revenue from this business line is up to nearly $800,000 per quarter and is growing nicely at 10 percent from the prior year. Including all business lines, we now oversee nearly $2.7 billion in total assets, up over $220 million from the prior-year quarter.

Our second key initiative, more scale and improving efficiency — loan growth for the third quarter was $8.9 million, and compared to the prior year, we have grown $51.7 million, or 6.7 percent. We’ve had some pressure to match rates in our commercial real estate portfolio as the regional banks have certainly gotten more aggressive within this segment. We have elected to remain disciplined on our pricing and determined that some of the transactions would not be priced appropriately. As a result, we have exited some relationships that have put a bit of pressure on our organic growth. That said, our loan interest income continued its growth in the quarter to $10.7 million, which is up $1.2 million, or 12 percent, from the prior year.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

Deposit growth continues to be positive for the quarter and year to date. As I mentioned, this quarter we grew deposits to $848 million, up $58.5 million, or 7.4 percent.

Third is our strategy to develop deeper relationships. Growth in household and services continued as an upward trajectory in the quarter, expanding nearly 900 households from a year ago and, with these, over 3300 products and services. We continue to expand all aspects of our client and product delivery systems, with key groups working on our ATM strategies, our new courier service, digital banking, and community outreach. We expect to implement a dynamic loan profitability solution in the fourth quarter that will further refine our approach to identifying newly coveted relationships and remaining relevant to existing ones.

In the third quarter, we continued our commitment to identifying needs for each of our clients and to refer those needs to our business partners. Following up on the $30 million, we referred in the first half of 2019, we uncovered an additional $17 million in opportunities in this quarter.

Operational excellence remains the fore-theme this quarter. Refinanced volume accelerated, as of our $158 million originated, $35 million, or 22 percent, were internal refinances. This refinanced volume impacted our expense amortization; however, the commission structure on these transactions assessed that we will realize higher profitability in the coming fourth quarter.

The number of actual mortgage closings in the quarter was nearly 700, which is up 27 percent from the prior year and up 44 percent from the linked quarter. We were able to achieve that closing rate while maintaining our operational teams at historical staffing and general expense levels. Expense levels of $9.5 million are up $700,000 from the prior year due to the impact of the title agency, merit increases, and higher commission levels due to the mortgage volume.

Non-interest expense to average assets of 3.6 percent was down slightly from the third quarter of 2018 and our net non-interest expense to average assets improved to a negative 1.6 percent compared to the prior year of a negative 1.9 percent.

And finally, asset quality — non-performing assets flat to the linked quarter of 0.44 percent. Total pass-through loans more normalized this quarter at 0.25 percent. Net charge-offs for the quarter were $113,000 as we had a few SBA credits that did weaken, and our reserve to non-performing coverage remains in the top quartile of our peer group at a robust 207 percent. Our asset quality and regimented approach to credit analysis and loan review continued to remain a strength of our company.

I’ll ask Tony to provide a little more insight on our performance this quarter. Tony?

Anthony Cosentino

Thanks, Mark, and good morning, everyone. As Mark mentioned, we had net income of $3.8 million, or $0.48 cents per diluted share. Adjusted diluted earnings per share for the year is also up at $1.22 compared to $1.14 for the prior year, or a 7 percent increase.

Earnings per share were impacted by a couple of things — the capital raise we completed in the first quarter of 2018 as well as the share buyback plan that we initiated in July of this year.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

Total operating revenue for the quarter was up 13.3 percent from the prior year and up 15.2 percent from the linked quarter. We had positive operating leverage for the quarter of 1.6 times as revenue rose 13 percent and expenses were higher by 8 percent. For the year, when we adjust for the impairment, operating leverage comes in at 1.4 times.

Loan sales delivered gains of $3 million from mortgage, small business, and agriculture in the quarter. Our mortgage banking revenue increased from the prior year despite the significant refinance amortization. And, lastly, as Mark indicated, we continue to hold our non-performing assets steady with the NPA ratio at quarter end of 44 basis points.

As we break down our third quarter income statement, net interest income was up from the prior year by 6.2 percent and up 2.6 percent to the linked quarter. Our average loan yield for the quarter of 5.15 percent increased by 20 basis points from the prior year, and overall earning asset yield was up 23 basis points to the prior year at 4.98 percent.

In addition to the balance sheet rate impact, mortgage volume via fees has added 28 basis points to the quarterly yield as compared to adding 23 basis points in the prior-year quarter.

Funding costs, however, have continued to rise, but we have reduced depository and borrowing rates in response to the recent Fed rate reduction. The rate on interest-bearing liabilities came in at 1.33 percent for the quarter, which was up 33 basis points from the prior year, but up just 5 basis points from the linked quarter. Net interest margin at 3.93 percent was down 3 basis points from the prior year. For the full year, our margin was 3.87, down 9 basis points from the first nine months of 2018.

Total interest expense costs have risen by 44 percent from the prior year due to higher borrowing costs, loan growth, and the increased competitive nature of deposit rates. Total non-interest income of $5.4 million was up from the prior year by 27.7 percent, due to the higher mortgage volume, SBA gains, title agency revenue, and the higher returns we’ve achieved in wealth management.

As Mark indicated, we had a strong contribution from our newly acquired title agency, with revenue for the quarter of $400,000, and was reflective of our efforts to integrate the business line into the rest of our company.

Total mortgage sales were $125.4 million for the quarter, which was also up from the prior year and the linked quarter. For the quarter, our sold percentage was nearly 80 percent, which is trending closer to our historical average. Total gains on sale came in at $2.5 million, which was 2.0 percent on our sold volume. Our servicing portfolio now stands at $1.15 billion, providing revenue for the quarter of $710,000 and is on pace to deliver $2.8 million in total revenue in 2019.

This servicing portfolio has increased by $87 million, or 8.1 percent, from the prior year. Market value of those mortgage servicing rights declined just slightly this quarter as the calculated fair value of 95 basis points was down 22 and 3 basis points from the prior year and linked quarters, respectively, but did not result in a servicing rights impairment. However, substantially higher level of refinancing did increase our normal servicing amortization by over 123 percent, as amortization costs were $700,000 for the quarter.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

At September 30th, our mortgage servicing rights were $10.4 million, which were down $700,000, or 6.1 percent, from the third quarter of 2018. Our total impairment remaining now stands at $1.6 million.

Operating expenses for the quarter were $9.5 million, up $700,000, or 8.1 percent, from the prior year and were also up $400,000, or 4.3 percent, from the linked quarter. This quarter included our title agency expense of $300,000 and the higher mortgage commissions from the additional $45 million in mortgage volume.

Total head count adjusted for the title agency was down slightly from the prior year, due to higher vacancy levels. Efficiency ratio for the quarter was well improved from the prior year, reflective or our 13 percent revenue increase.

As we turn to the balance sheet, loan outstandings at September 30th stood at $823.4 million, which was 79 percent of the total assets of the company. We had loan growth of $51.7 million and asset growth of $63.6 million from the prior year, and we’re up $8.9 million and $13.6 million, respectively, from the linked quarter.

Compared to the prior year, our loan book grew in all but on segment, led by commercial with $25.3 million, followed by residential real estate with $21 million.

On the deposit side, we were up from the prior year by $63.6 million, a 6.5 percent growth rate, and up from the linked quarter by 13.6. We continue to utilize our balance sheet very efficiently as our loan-to-deposit ratio improved slightly from the linked quarter to 97.1 percent. We have lowered deposit rates in response to the recent Fed rate decreases, and thus far our balances are holding relatively flat.

Looking at our capital position, we finished the quarter at $134.2 million, which is up $7.1 million, or 5.6 percent, from the prior year. We continued our share buyback in the quarter, with 173,000 shares repurchased, and we have approximately 225,000 remaining on our current share buyback authorization.

Regarding asset quality, total non-performing assets now stand at $4.6 million, or 44 basis points. The total level of these non-performing assets is up $0.1 million from the linked quarter. Included in our non-performing asset level is $800,000 in accruing restructured credits. These restructured loans elevate our non-performing level by 8 basis points and absent those, total non-performing asset ratio would be just 36 basis points.

Provision expense for the quarter was $300,000, up $300,000 from the prior year and up just slightly from the linked quarter. We did have loan losses in the quarter of $113,000, or 5 basis points, due to a few SBA credits. Our absolute level of loan loss allowance of $8.5 million is up slightly from the prior year, and due to loan growth, our allowance-to-total-loans percentage has declined from 1.1 percent the prior year to 1.03 percent currently. This allowance level still places us above the median of our peer group, and our coverage ratio to non-performing is in the top quartile of that peer group. We now have NPL coverage with our allowance of 207 percent, compared to 256 percent at September 2018.

I’ll now turn the call back over to Mark.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

Mark Klein

Thanks, Tony. Clearly, this quarter was aided by the substantial increase in our volume in the mortgage business line as we reported; however, given the weakness in mortgage activity in the first part of 2019, we’re actually right on our 2019 budget expectations through nine months. I am extremely proud of our sales and support teams as they have worked diligently to handle this excess capacity and to drive our services deeper into our clients throughout the footprint.

Abby Waters and her team at Peak Title achieved record volumes in the quarter, and we’re quite pleased with the integration of this complementary business line. We continue to seek partners like Peak that will enable us to grow our organization both inside and outside our market areas.

As we have begun to plan for 2020, we acknowledge the headwinds that are facing the financial services industry; however, we continue to remain optimistic about our future and growth potential as our pipelines are strong and the consumer is healthy, with higher disposal income and a fairly constrained debt load. Organic balance sheet growth and potential M&A opportunities, coupled with industry disruption in our current markets, should inure to our benefit in the coming months and quarters.

And I’ll now turn the call back over to Carol for potential questions and answers. Carol?

Carol Robbins

Thank you. Sarah, we are now ready for any questions, if there are any.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time, we will pause momentarily to assemble our roster

Our first question comes from Brian Martin with Janney Montgomery. Please go ahead.

Brian Martin

Hi, good morning, guys.

Mark Klein

Good morning, Brian. How you doing?

Brian Martin

Hey, Mark or Tony, could you talk a little bit about — I think you mentioned just starting out in loan growth, maybe just being a bit more competitive in your market and letting a few credits walk. Just, you know, how you’re thinking about the coming quarters and just kind of pay-off activity, just your outlook. It sounds like the pipelines are good, so just kind of sustaining the current level of loan growth or just how you view that.

Mark Klein

Yes, just from a high level, Brian, we continue to be optimistic about our ability to grow. We’ve certainly got some great individuals that are leading those markets with boots on the ground. We’ve just — you know, kind of from a pricing perspective, we realize that actually remaining disciplined in our pricing might continue to benefit us in the coming months and quarters as opposed to just fielding all requests at face value.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

That said, we don’t mind median level growth in that arena, but, again, we want to continue to grow and continue to prove our efficiency, albeit with the margin that we can incrementally expand versus contract. So John Gathman is with us, and I know John sees a lot of credits that we opt out of, not only we do not do but maybe do not modify our rates maybe as robustly as we did a year ago.

Jonathan Gathman

Yes, I would just add to that what Mark said. We’re talking about two or three particular relationships. Two of the three in particular were highly price sensitive, and, frankly, that’s how we got those relationships. That said, the competition we’re seeing is not just lower rates, but it’s longer duration. With the rate curve flat, pricing exclusively off of a treasury curve or something like that, is going to lead you to some of what we feel are bad conclusions as we look out three, five, seven, ten years. So, again, as Mark said, we’re maintaining that discipline. In those couple cases, we were willing to redeploy that money elsewhere, where we thought we could get better duration and better rates.

Brian Martin

Okay. And the pipeline today, is it, you know, pretty similar to where it was at the end of last quarter, or is this — how are things standing there? It sounds like they’re pretty good.

Jonathan Gathman, I would say that. I would say it’s pretty similar to last quarter, still very strong. We feel very good about it. So, again, these rates that we’re talking about haven’t had an adverse impact into our pipeline.

Anthony Cosentino

And, Brain — this is Tony — I would just say — to add on to John’s comments, while we do have, I think, a very good pipeline, I think we are still going to see some downward pressure in CRE in the fourth quarter, things we know about today. So I think we’ll grind our way through to a little bit of growth, but I wouldn’t expect it to be historical in the fourth quarter.

Mark Klein

And, Brian, just to follow up on Tony’s comment, clearly, we recognize the job to be done, that we need to continue to make more calls, and particularly on C&I, just because of the competitive nature that we’ve seen on the CRE. So we understand that CRE is the place that you can move the needle on the balance sheet, but C&I is what we continue to focus on in the spirit of generating more deposits to fund incrementally higher loans.

Brian Martin

Okay. And how is — the SBA trends are pretty positive at this point?

Mark Klein

Yes. Just a couple comments. You know, we got into that business line in a very robust way four or five years ago. And, again, our posture on that has been to make good credits better, but recently we’ve had a couple that John can speak to that, you know, just didn’t perform as expected. But generally speaking, we like the business line, we’re going deeper into it, because there are clearly other opportunities out there, albeit in an environment where many competitors have begun to do longer-duration, lower-rate loans without SBA. So that takes more work and more prospecting. John?

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

Jonathan Gathman

No, that’s absolutely correct. I think we have some work to do here in the fourth quarter and as we prepare for the first quarter, which we’re really working for at this point anyway. But, as Mark said, we had a little bit of weakness in two very small credits that we’ve already primarily worked through here quickly, but overall the portfolio continues to perform well, and, as Mark said, we need to continue to push that business line forward, and we have high expectations for it.

Brian Martin

Okay. And then how about just jumping to mortgage for a minute? I mean, obviously a really strong quarter, and it sounds as though fourth quarter is shaping up to be pretty similar, as strong. But when you think about 2020, Mark, I guess maybe just — I mean, do you — I guess, is your expectation to kind of best your ’19 numbers, or is that pretty difficult? I guess, just trying to gauge whether it’s going to be more of a headwind or maybe if it could be down next year, given the strong performance, particularly in 3Q and then maybe going into fourth quarter.

Mark Klein

Yes, well, clearly, Brian, as you know and we all know, the market, clearly for us, is going to be driven by the level of long-term interest rate. But that said, we’re built for the $400 [million] to $500 million at the strategic level that we’ve talked about for a number of years. It’s been that $500 million level, and now, with the addition of Indianapolis and three producers there and incrementally continuing to work to build out our existing footprint with a team or two, and potentially a strategy to expand organically at the holding company level, to take a bigger bite out of that mortgage business line, albeit maybe with some more non-traditional saleable kind of products, we continue to be optimistic about that.

We have done it fairly well. We think we know what we’re doing. We’ve been built for it. We have the back room that’s established for it. And I think we’re going to continue to move that business line along, and, with it, continue to expand households and move those services for households to a higher level, because the number of new rooftops in our traditional market, as we’ve discussed, Brian, with you for some time, is limited, albeit without Columbus, Indianapolis, and Fort Wayne and Finley, those kind of robust markets.

So we need to go deeper in the households to continue to grow the franchise, and we continue to work on that and we continue to come up with strategies to make that process more robust, but continuing on in the current trends and continuing to push it higher, continues to be the focus.

Brian Martin

Okay. So, I mean, you wouldn’t rule out mortgage being, you know, a greater number next year, Mark, I guess, at this point? It sounds as though — I mean, I’m not saying you’re calling for that, but you’re not definitively saying it should be lower, based on strength in the second half of ’19 here.

Mark Klein

Yes. No, again, looking at the overall trends in the Midwest and the fact that builders have begun to identify more opportunities for expansion of single-family households, we see some of it as we speak. This is the first quarter that we can go on record in saying that we have a finance-based small development, which hasn’t been, Brian, in the course of a conversation for, I don't know, five-to-seven years. And it’s in a very robust market with great potential and on the fringes of our existing footprint, so we’re excited about the opportunities.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

We’ve got great people and a great staff, and, of course, in a 3.5 percent unemployment market, you know that the challenges continue to arise with regard to developing staff and retaining staff and talent on all fronts. But we’re committed to that business line, and, again, our intent is to push it on up to the strategic level, to $500 million-plus.

Brian Martin

Gotcha. Okay. That’s great color, Mark, thanks. And in the — you mentioned in your prepared remarks something about — and maybe I missed it — just refinance activity and maybe that being a benefit to 4Q. I guess maybe I missed what you said there. Just if you could clarify that.

Mark Klein

I’m sorry, Brian, I missed your question. You cut out on me there a minute.

Brian Martin

Yeah, I think you said in your prepared remarks about — you were talking about refinance activity and then having it being -- adding a bit to profitability in 4Q. I guess I missed kind of what you said there.

Mark Klein

Yes, go ahead, Tony.

Anthony Cosentino

Yes, Brian, just to clean that up. Our commission structure is such that, you know, internal refinances are paid at a lower commission rate than what would be a normal mortgage origination volume, and we saw the bulk of our internal refinances happen in the September timeframe. And we’re going to see that continue into the fourth quarter, so I’m just saying, you know, our level of volume will be such, but our commission structure, because of how it’s structured, the costs will be lower, so profitability will be higher in that business line.

Mark Klein

And that said, Tony, to add on to that, we do have, Brian, a fairly robust pipeline of construction projects, and in the same token, those expenses are recognized upfront and then revenue comes later when they’re sold. So I think that will add some fuel to the fire as well in the fourth quarter.

Brian Martin

Gotcha. Okay, perfect. And then maybe just jumping in on the margin for a minute, Tony, just kind of your thought on that if we get some rate decreases here, just kind of how big picture you see the margin evolving. I guess maybe under this scenario, if we were able to get — or if we did get three cuts, you know, the next three Fed meetings, just kind of how do you view the margin under a scenario like that, I guess, if we — if that does come to pass?

Anthony Cosentino

Well, I think three cuts is — and that is what we’re anticipating and budgeting for, will have download pressure on our margin. There’s no question about that. You know, it starts to accelerate on the interest income side, obviously, as we get below those floors that we have had established, and we just don’t have a lot of room on the funding side.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

I think as we look at interest expense costs, you know, in Q1, we were up 87 percent; Q2 we were up 77 percent; this quarter we’re up 44 percent on a year-over-year basis. By Q4, we’re going to be up, call it, 10 percent on an annualized basis, so funding costs, I think, will stabilize, but we’re just not going to be able to pick up enough to offset three rates cuts on the interest income side, and I don’t think we’re going to be able to grow fast enough to outpace that margin pressure. So I would anticipate the same kind of level of year-over-year margin decline that we had in Q3, probably in Q4 and Q1.

Mark Klein

Which I think, Tony, that’s really the impetus for the diligent loan pricing, is that —

Anthony Cosentino

Yes.

Mark Klein

We want to remain steadfast in our approach to the maintenance of our margin and how we’re pricing and the incremental cost of funding, which continues to ratchet up a bit.

Brian Martin

Okay, and so just to clarify, Tony, just the — for each rate cut you would get, I guess can you give us some quantification on what you think that does to the margin? I mean, how much of a haircut to the margin are these 25 basis points as you kind of look at it today?

Anthony Cosentino

Yes, it’s about $350,000 to $400,000 on the interest income side. Thus far, we’ve been able to successfully offset about half of that on funding cost sides. I would expect to continue that pace going forward, about a 50 percent offset on the funding side, but that will get a little tougher as we get into the third rate cut.

Mark Klein

It’s in operational efficiencies, which, Brian, we’re looking at as we speak on a number of fronts to be able to again continue to drive the bottom line north.

Brian Martin

Gotcha. And it sounds like you think — in your comments, Tony, that deposit costs or funding costs peak in fourth quarter here. Is that — and maybe stabilize thereafter. Is that kind of how you’re thinking about it?

Anthony Cosentino

Yes, based upon our projections as we have today.

Brian Martin

Okay. Perfect. And then, just the last couple, just on the buybacks, Tony, I guess, or, Mark, just your — some good progress so far. I guess the expectation is that you would complete that. I guess as — I just don’t recall the time. Was it by year-end, or, I guess, could it bleed into next year? Is that how we’re thinking about it?

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

Anthony Cosentino

Yes, we got $225,000 remaining in our current authorization. Given our valuations, I wouldn’t see us not extending or re-upping authorization after we finish the current authorization. We’re doing between, I don't know, 50-to-75,000 shares buyback a month, so best case scenario, we achieve it all by the end of the year. It might bleed a bit into Q1, but I would think certainly by February, we’re fully completed by the current authorization.

Brian Martin

Perfect. Okay. And just your — any comments on just M&A discussions or how — what’s happening in your marketplace on that front?

Mark Klein

Yes, just real high level, Brian, we continue to look at several options. You know, we keep those open and on the table, and we’re confident that, as we’ve discussed with our investors who were good enough to provide us with $30 million of capital, we’re optimistic that we’re going to be able to deploy that at least marginally and prudently soon.

Brian Martin

Okay. And the primary focus, I know you mentioned in your remarks, Mark, just kind of both traditional bank M&A and then other kind of fee income type of sources. Both are still kind of on the table as you look at it today?

Mark Klein

Yes, it would be an and versus an or.

Brian Martin

Yes. Okay. All right. And then maybe just remind me just on the conversion of the preferred, kind of the timing of that and how that’s going to unfold? Maybe more Tony?

Anthony Cosentino

Sure. We’re going to have an announcement here shortly that we’ll get to the marketplace. We’re going to convert those right around the Christmas holiday per the agreement, and those will convert to common prior to year-end of this year. So we’ve had about 70,000 shares early convert, and I suspect we’ll have a bit more of those in between now and the actual full call date, which we’re still getting the exact date here in the next week or so.

Brian Martin

Okay. I think that’s it for me, guys. I’ll step back. I appreciate the time, and congrats on a nice quarter.

Mark Klein

Yes, thanks for joining, Brian.

Anthony Cosentino

Thanks, Brian.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein, Chairman, President, and CEO, for any closing remarks.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern

CONCLUSION

Mark Klein

Yes, once again, thanks, everyone, for joining. We look forward to reporting on our results for the full year in January, and that will be forthcoming, and we appreciate you joining in our conference call and webcast today. Thank you and good-bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may not disconnect.

SB Financial Group

October 29, 2019 at 9:30 a.m. Eastern